Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Aptorum Group Limited on Form F-1 Amendment No. 1 (FILE NO. 333-248743) of our report dated April 29, 2020, with respect to our audits of the consolidated balance sheets (successor basis) of the Company as of December 31, 2019 and 2018, the related consolidated statements (successor basis) of operations and comprehensive loss, equity and cash flows for the years ended December 31, 2019 and 2018, and the period March 1, 2017 through December 31, 2017, and the statements (predecessor basis) of operations, changes in net assets, and cash flows for the period January 1, 2017 through February 28, 2017, appearing in the Annual Report on Form 20-F of Aptorum Group Limited for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

September 23, 2020

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com